Exhibit 99.2

28 August 2006
Open Letter to the Staff of
Energy Partners, Ltd.
As you would know, Woodside’s wholly-owned subsidiary, ATS Inc., is making a tender offer for the shares in Energy Partners, Ltd. (“EPL”).
I wanted to take the time to let you know about the Woodside group of companies (“Woodside”), and why we have made this offer.
Woodside Petroleum Ltd, the parent company of the group, is a pure oil and gas company, established in 1954 with its headquarters in Perth, Australia. It is listed on the Australian Stock Exchange and has a market capitalisation of about US$22 billion. Our group has exploration in eleven countries, and production in four.
We are best known as the operator and one-sixth owner of the North West Shelf LNG Venture, Australia’s biggest natural resources project. The Venture is a major producer of liquefied natural gas, pipeline gas, liquid petroleum gas, oil and condensate.
Woodside has had a presence in the United States since 1999, and now has offices in Los Angeles, Houston and Covington. We have about 100 US staff and nearly all of them have extensive Gulf of Mexico experience.
For the past few years we have been increasing our focus in the Gulf of Mexico, where we have about 250 leases and have drilled eight exploration wells so far this year. We produce oil and gas from 19 fields and another five are under development.
Later this year, we will take possession of the Jack Bates semi-submersible drilling rig on a two-year contract, and we are excited about putting it to work in the deep waters of the Gulf.
EPL is a great company. We’re excited about the prospect of you becoming part of the Woodside story and we hope to convince you that Woodside is an exciting place to continue your careers.
We feel there are natural synergies in the expertise and experience EPL people can bring to Woodside, and the strength and opportunity for growth that Woodside can bring to EPL.
Like EPL, we returned to our offices in Louisiana as quickly as we could after last year’s hurricanes. Most of our US staff work from our offices in Covington and live in the greater New Orleans area.
We are committed to the area and intend to maintain EPL’s presence in the Gulf should our tender offer for the company be successful.
WOODSIDE PETROLEUM LTD.
A.B.N. – 55 004 898 962
Registered Office: Woodside Plaza, 240 St Georges Terrace, Perth, Western Australia, 6000
Box D188 GPO Perth, Western Australia, 6840
Telephone: +61 8 9348 4000 Facsimile: +61 8 9325 8178

I invite you to find out more about Woodside. Our website has plenty of information: www.woodside.com.au.
You will find that the safety of our staff and contractors and the protection of the environment are two of our most important principles. We take seriously the need for the best ethical behaviour and operate under an extensive code of conduct.
I hope this note has answered key queries you may have of Woodside.
I have left out the financial detail of our offer. If you want a summary of it, please read the news release on our website at the address given above.

DON VOELTE
Managing Director & CEO
This letter is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of EPL. The proposed tender offer for the outstanding shares of EPL common stock described in this letter has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”). EPL stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety when they become available because they will contain important information. EPL stockholders may obtain copies of these documents for free, when available, at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 1-888-750-5834.
THIS LETTER DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.